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                                                                    EXHIBIT 2.4


                       NON-VOTING SHARE PURCHASE AGREEMENT

                                     BETWEEN


NOVARTIS AG, whose registered office is located at Schwarzwaldallee 215 in 4002 Basel, Switzerland, represented by Dr. Rudolf Gygax from Berne in Bottmingen duly authorized by special power of attorney (Appendix 1)

hereinafter referred to as                                           the Seller

                                       and

DISCOVERY PARTNERS INTERNATIONAL, INC. whose registered office is located at 9640 Towne Centre Drive, San Diego, CA, 92121 USA, represented by Mr. Jack Fitzpatrick in his capacity as Chief Financial Officer,

hereinafter referred to as                                            the Buyer


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RECITALS

WHEREAS Discovery Technologies Ltd. (hereinafter referred to as the "Company"), is a Swiss Company whose registered office is located at Gewerbestrasse 16, CH4123 Allschwil, Switzerland;

WHEREAS the Non-Voting Share Capital of the Company, currently held by the Seller, shall be sold to the Buyer according to this Agreement;

WHEREAS the Seller, in its letter to the Company dated December 8, 1999, has confirmed its intention to terminate the subordinated loan in the amount of CHF 2,600,000 granted to the Company in the Loan Agreement dated May 30, 1997, and to replace it by an ordinary loan in the same amount;

WHEREAS the Seller has granted towards the Basler Kantonalbank (BKB) a warranty in the amount of CHF 1,000,000 for the benefit of the Company that expires on December 31, 1999.




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                                    2                                  12/22/99


WHEREAS all parties of the agreement dated December 15, 1997 concerning the creation of participation capital and options (Novartis AG, Discovery Technologies AG, Dr. H. Zinsli, Dr. E. Burgisser, Dr. H. Kessmann and Bureco AG) have waived in writing their right to exercise the put or call options according to said agreement.

        NOW AND THEREFORE, THE BUYER AND THE SELLER AGREE AS FOLLOWS:

CLAUSE 1 - DEFINITIONS

In this Agreement, the following words and expressions shall have the following meanings:

"COMPLETION DATE" means a date not later than December 31, 1999 on which the sale of the Non-Voting Shares shall be completed in the offices of ATAG Ernst & Young AG in Basel.

"NON-VOTING SHARE CAPITAL" means the amount ("Partizipationskapital") of CHF 1,000,000 (one million Swiss Francs) divided into 1,000 registered Non-Voting Shares with a nominal value of CHF 1,000 each, pursuant to articles 656a to 656g of the Swiss Code of Obligations (OR).

"NON-VOTING SHARES" mean the securities ("Partizipationsscheine"), representing the Non-Voting Share Capital, numbered 1 to 1,000, currently issued to the Seller, as mentioned in the share register ("Aktienbuch").

"AGREEMENT" means the present agreement and its appendices.

"PARTY" or "PARTIES" mean the Buyer and the Seller jointly or one of them individually as the case may be.


CLAUSE 2 - PURCHASE AND SALE OF THE NON-VOTING SHARES

Pursuant to the terms and conditions provided for herein, the Seller agrees to sell and the Buyer agrees to buy on the Completion Date as defined in clause 4 hereunder the Non-Voting Shares making up all of the Non-Voting Share Capital of the Company.


CLAUSE 3 - PURCHASE PRICE

3.1. The Purchase Price for the Non-Voting Shares shall amount to CHF 2,500,000 (two and a half million Swiss Francs).

3.2. The Purchase Price will be paid by the Buyer on the Completion Date on a bank account to be specified by the Seller:



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        UBS AG, Zurich, account no 230-10112504.0, held by Novartis Pharma AG
        (please add note: 'betr. Novartis Venture Fund, z.H. P. Kopp').


CLAUSE 4 - COMPLETION OF THE SALE

4.1. The sale of the Non-Voting Shares shall be completed in the offices of ATAG Ernst & Young AG in Basel on the Completion Date.

4.2. Upon completion the Seller shall remit to the Buyer the following documents:

        - The Non-Voting Share certificates number 1 to 10 duly endorsed to the Buyer.

        - All other deeds and documents that the Buyer may reasonably require to complete the operations referred to herein,

4.3 Provided that the Seller has remitted the documents listed in clause 4.2 above, the Buyer shall pay the total purchase price as defined in clause
        3.1 above.


CLAUSE 5 - REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller warrants that he is the sole owner of the Non-Voting Shares and has good and valid title in the certificates and has the authority to and will in fact sell the Non-Voting Shares free and clear of all liens, options, guarantees, security interests, pledges, priority rights, pre-emptive rights or other rights, requests, claims or other restrictions whatsoever to the free transferability thereof. As of the date of signature of this Agreement the Seller has the full right and capacity to sell unrestricted title of the Non-Voting Shares.


CLAUSE 6 - INDEMNIFICATION OF THE BUYER

6.1.    THE SELLER'S OBLIGATIONS

        The Seller irrevocably agrees and undertakes to compensate the Buyer at the Buyer's option by way of damages up to 100% for all losses, liabilities or costs incurred, of any kind whatsoever, including, without limitation, reasonable advisory and legal costs, which the Buyer or the Company may incur or ultimately bear due to any breach of the covenants, representations or warranties given by the Seller in this Agreement, provided that the Buyer shall notify the Seller in writing of such breach or inaccuracy within two years of the Completion Date.

6.2.    THE BUYER'S OBLIGATIONS

        The Buyer undertakes to notify the Seller in writing of any claim concerning a fact or an event that may trigger a warranty of the Seller. This notice shall include a short



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        description of the claim, fact or event in question and the estimated amount of the loss incurred or to be ultimately borne by the Buyer or the Company.


CLAUSE 7 - CONFIDENTIALITY

Until the Completion Date, each party undertakes not to disclose the existence and/or the contents of this Agreement and the operations contemplated hereunder to any third party whomsoever, including, without limitation, the Company's personnel without the other Party's prior written consent, except to the extent strictly required by the Buyer to carry out all checks and investigations reasonably necessary in connection with this Agreement.


CLAUSE 8 - TERM

This Agreement shall come into effect as per the date of its signature.


CLAUSE 9 - VARIATION

Any modification or amendment to this Agreement must be made in writing and duly signed by the Parties.


CLAUSE 10 - GOVERNING LAW AND PLACE OF JURISDICTION

This Agreement shall be construed and interpreted according to the laws of Switzerland.

Exclusive place of jurisdiction shall be BASEL, SWITZERLAND.




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This agreement is executed in 3 original counterparts of which one copy shall be for the Seller, one for the Buyer and one for the Company's documentation.



Date:   23.12.99                               Date:   23.12.99


NOVARTIS AG                                    DISCOVERY PARTNERS
REPRESENTED  BY                                INTERNATIONAL, INC.
NOVARTIS VENTURE FUND




    /s/ illegible                                /s/  Jack Fitzpatrick
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